Exhibit 10.32

Change of Control Bonus Agreement

This Change of Control Bonus Agreement (this “Agreement”) by and between Third Coast Bank, a Texas banking association (the “Bank”), and Liz Eber (“Employee”), is made and entered into effective as of this 2nd day of December 2024 (the “Effective Date”).

Preliminary Statements

A. The Bank is a wholly owned subsidiary of Third Coast Bancshares, Inc., a Texas corporation and registered bank holding company (“Parent”, and together with the Bank and their respective subsidiaries from time to time, collectively, the “Third Coast Group”).

B. Employee is currently employed by the Bank as its Chief Legal Officer.

C. It is expected that Parent from time to time will consider the possibility of an acquisition by another company or other change of control.

D. The Board of Directors of the Bank (the “Bank Board”) recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities.

E. The Bank Board, therefore, has determined that it is in the best interests of the Bank, Parent, and the stockholders of Parent to assure that the Bank will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein).

Agreement

In consideration of the mutual promises and agreements set forth herein, the Company and Employee hereto agree as follows:

1.
Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.
2.
Term of Agreement. The term of this Agreement (the “Term”) shall begin on the Effective Date and end on the third (3rd) anniversary of the Effective Date; provided, however, that commencing on the second anniversary date of this Agreement (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the Term shall renew for an additional year (such that the remaining Term of this Agreement as of an Anniversary Date is always two (2) years) unless the Bank delivers Employee in writing of its decision not to renew this Agreement (a “Non-Renewal Notice”) at least sixty (60) days before an Anniversary Date. If the Company timely delivers a Non-Renewal Notice to Employee, this Agreement shall terminate at the end of two (2) years following such Anniversary Date. Notwithstanding the foregoing, the Term shall expire immediately following (a) the date that Employee’s Continuous Employment ends for any reason prior to the occurrence of a Change of Control, or (b) the Bank’s satisfaction of its obligations (if any) to Employee under this Agreement.
3.
Change of Control Payment. If Employee remains in Continuous Employment from the Effective Date until the date on which a Change of Control occurs, the Bank will pay Employee a lump-sum payment in cash (the “Change of Control Bonus”) in an amount equal to the sum of (a) one hundred percent (100%) of Employee’s annual base salary as of immediately before the Change of Control and (b) the amount equal to the average of Employee’s annual bonuses earned for the three (3) full years preceding the year in which the Change of Control occurs, or, if Employee has been employed less than three (3)

years, the greater of (i) the average of the annual bonuses awarded for all full years preceding the year in which the Change of Control occurs or (ii) Employee’s target annual bonus in effect for the year in which the Change of Control occurs. Employee acknowledges and agrees that payment of the Change of Control Bonus is subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and FDIC Regulation 12 CFR Part 359, regarding Golden Parachute and Indemnification Payments.
4.
Other Benefits. Nothing in this Agreement will or will be construed to prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Third Coast Group for which Employee may qualify. Amounts that are vested benefits or that Employee is otherwise entitled to receive under any plan, program, arrangement, or policy of the Third Coast Group will be payable in accordance with such plan, program, arrangement or policy.
5.
Section 280G of the Code. If it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reduction (if any) required under this Section 3 (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Company will automatically reduce (the “Reduction”) Employee’s Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction will not apply. If the Reduction is applicable, the Payment will be reduced in such a manner that provides Employee with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each will be reduced pro rata.
6.
Section 409A. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
7.
Assignment. This Agreement is personal to each of the parties hereto. Except as provided in this Section 5, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Bank may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Bank, provided that the Bank shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, the “Bank” shall mean the Bank and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Bank under this Agreement by operation of law or otherwise.
8.
Withholding. All payments, benefits and other amounts made or provided pursuant to this Agreement will be subject to withholding of applicable federal, state and local taxes. The Bank may, and may cause the appropriate member of the Third Coast Group, withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
9.
No Employment Contract. This Agreement is not and will not be deemed to create a contract of employment between the Third Coast Group and Employee and will create no right in Employee to continue in employment with the Third Coast Group for any specific period of time, or to create any other rights in Employee or obligations on the part of the Bank, except as set forth herein. Except as set forth herein, this Agreement will not restrict the right of the Third Coast Group to terminate the employment of Employee, or restrict the right of Employee to terminate Employee’s employment.
10.
GOVERNING LAW; VALIDITY; VENUE. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF TEXAS, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS WILL REMAIN IN FULL FORCE AND EFFECT. The Bank and Employee submit to the exclusive jurisdiction of the federal courts of the United States of America or the courts of the State of Texas in each case located in the City of Houston and Harris County in respect of the interpretation and enforcement of the provisions of this Agreement and waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper.
11.
Entire Agreement. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof, (b) supersedes any prior agreement or understanding between them with respect to the such subject matter, and (c) may not be amended except in a writing signed by a duly authorized officer of the Bank and Employee.
12.
Definitions. As used in this Agreement, the following terms will have the meanings set forth below:
(a)
“Change of Control” means the first to occur, after the Effective Date, of any event described in (i), (ii) or (iii) below.
(i)
A transaction or series of related transactions (other than an offering of stock of Parent to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any person directly or indirectly becomes the beneficial owner of securities of Parent representing 50% or more of the combined voting power of the then outstanding securities of Parent; provided, however, that notwithstanding the foregoing, a transaction or series of transactions shall not be described hereunder if the acquirer is (A) a trustee or other fiduciary holding securities under an employee benefit plan of Parent or a subsidiary of Parent and acting in such capacity, (B) a wholly-owned subsidiary of Parent or a corporation owned, directly or indirectly, by the shareholders of Parent in the same proportions as their ownership of voting securities of Parent, or (C) any other person whose acquisition of voting securities directly from Parent is approved in advance by a majority of the Incumbent Directors (as defined below); or
(ii)
During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board of Directors of Parent (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board of Directors of Parent; provided, however, that an individual who becomes a member of the Board of Directors of Parent subsequent to the beginning of the twenty-four (24) month period will be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; or
(iii)
The consummation by Parent (whether directly involving Parent or indirectly involving Parent through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of Parent’s assets in any single transaction or series of related transactions, or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:
(A)
which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the person that, as a result of the transaction, controls, directly or indirectly, Parent or owns, directly or indirectly, all or substantially all of Parent’s assets or otherwise succeeds to the business of Parent (Parent or such Person, the “Successor Entity”)) directly or indirectly, more than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(B)
After which no person, directly or indirectly, becomes the beneficial owner of voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person shall be treated for purposes of this section as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction; or
(iv)
The stockholders of Parent approve a plan of complete liquidation or dissolution of Parent.

The Bank Board has final authority to construe and interpret the provisions of the foregoing paragraphs (i), (ii), (iii) and (iv) and to determine whether, and the exact date on which, a “Change of Control” has been deemed to have occurred thereunder.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change of Control if it is effected for the purpose of changing the place of incorporation or form of organization of Parent where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of Parent’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of Parent in substantially the same proportions of their ownership after the transaction. For purposes of any payment or benefit under this Agreement that is nonqualified deferred compensation subject to Section 409A, to the extent the impact of a Change of Control on such payment or benefit would subject Employee to additional taxes under Section 409A, a Change of Control for purposes of such payment or benefit will mean both a Change of Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A as applied to the Bank.

(b)
“Code” means the Internal Revenue Code of 1986, as amended.
(c)
“Continuous Employment” means that Employee’s employment with the Third Coast Group is not interrupted or terminated. The Bank Board, in its sole discretion, shall determine whether Employee’s Continuous Employment shall have been interrupted in the case of any leave of absence, including sick leave, military leave or any other personal or family leave of absence, and such decision shall be final, conclusive, and binding.
(d)
“Section 409A” means Section 409A of the Code, and the final Treasury Regulations issued thereunder.

{Signature page follows}

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on the day and year first written above.

Third Coast Bank

By: /s/ Bart Caraway

Name: Bart Caraway

Its: CEO

Employee:

/s/ Liz Eber

Liz Eber